Exhibit 9.1

FORM OF VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT, dated as of [________], 2013 (this “Agreement”), by and among JGWPT Holdings Inc., a Delaware corporation (the “Company”), JLL JGW Distribution, LLC, a Delaware limited liability company, JGW Holdco LLC, a Delaware limited liability company (collectively, the “JLL Holders”), David Miller and Randi K. Sellari (collectively, the “Principals” and, together with the JLL Holders, the “Trustees”), and the stockholders of the Company set forth on the signature pages hereto including, without limitation, certain members of management of the Company (collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, each Stockholder is the owner of shares of Class B common stock, par value $0.00001 per share, of the Company (the “Class B Common Stock,” and each share of Class B Common Stock, a “Share”); and

WHEREAS, the Stockholders have determined that it is in their best interest and in the interest of the Company to enter into this Agreement so that the Class B Common Stock now owned by them may be voted by the Trustees in the same proportion as the Trustees vote the shares of Class B Common Stock held by such Trustees; and

WHEREAS, the JLL Holders and the Principals will serve together as the Trustees in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  Deposit of Shares. (a) Each Stockholder hereby directs the Company to issue his or her Shares, and the Company agrees to issue such Shares, directly to the Trustees. Upon receipt by the Trustees of the Shares, the Trustees shall hold such Shares subject to the terms and conditions of this Agreement and shall prepare certificates (the “Voting Trust Certificates”), substantially in the form attached hereto as Exhibit A, representing the Shares so deposited by such Stockholder, which certificates shall be held by the Company on behalf of the Stockholders. As a condition to making any transfer or delivery of Voting Trust Certificates, the Trustees may require the transferee to agree in writing to be bound by, and subject to, the terms and conditions of this Agreement (if such person is not already bound) by executing a joinder in the form attached hereto as Exhibit B. The Trustees shall maintain such books and records as permit the identification of each holder of a Voting Trust Certificate issued under this Agreement and the number of Shares represented by each Voting Trust Certificate.

(b)               Any certificates representing shares of Class B Common Stock issued, transferred or delivered to the Trustees pursuant to this Agreement shall be surrendered by the Trustees to the Company and cancelled, and, in such event, a new global certificate representing all such Shares (the “Global Certificate”) shall be issued by the Company to and in the name of the Trustees, or, at the Trustees’ election, such Shares shall thereafter be uncertificated. Any such new certificate, and any other certificates for shares of Class B Common Stock issued to the Trustees pursuant to this Agreement, shall be endorsed by the Company with a legend to the effect that it or they are issued pursuant to this Agreement, and the Company shall note in its stock ledger that such certificate or certificates are issued pursuant to this Agreement.

2.                  Transfer of Voting Trust Certificates. The Voting Trust Certificates shall be non-transferable, except in connection with the transfer by the holder of a corresponding number of limited liability company interests in JGWPT Holdings, LLC, a Delaware limited liability company f/k/a Wentworth Financial LLC (“JGWPT Holdings LLC”), designated as “Common Interests” or “Restricted Common Interests” (collectively, the “JGWPT Holdings LLC Common Interests”), as and to the extent permitted to be transferred under the terms of the Amended and Restated Limited Liability Company Agreement of JGWPT Holdings LLC, dated as of [______], 2013 (the “JGWPT Holdings LLC Agreement”). If and to the extent transferable under applicable securities laws and under any agreement restricting transferability, including the JGWPT Holdings LLC Agreement, and subject to Section 3 hereof, the Voting Trust Certificates shall be transferable on the books of the Trustees to be kept by them or their agent, upon surrender of such Voting Trust Certificates, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, and in either case with all requisite transfer tax stamps attached, by the registered holder in person or by such holder’s duly authorized attorney. Until the Voting Trust Certificates are transferred as provided above, the Trustees may treat the registered holder of each of such certificates as the absolute owner thereof for all purposes whatsoever.

If any JGWPT Holdings LLC Common Interests are sold to the Company in connection with the issuance, offering, and sale of shares of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), of the Company in its initial public offering (including any sale of shares of Class A Common Stock pursuant to any over-allotment option granted to the underwriters of the shares in such offering), then the Voting Trust Certificates corresponding to the Shares relating to the JGWPT Holdings LLC Common Interests so sold shall be transferred by the Trustees to the Company for cancellation, and (a) if there be a Global Certificate, a portion of the Shares represented by the Global Certificate shall be transferred by the Trustees to the Company for cancellation; (b) if there be new certificates representing Shares, such certificates shall be transferred by the Trustees to the Company for cancellation; and (c) if there be uncertificated Shares, the Trustees shall direct the Company to cancel such Shares. No additional purchase price shall be paid by the Company for the repurchase of Shares corresponding to JGWPT Holdings LLC Common Interests so purchased.

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If any JGWPT Holdings LLC Common Interests are either exchanged for shares of Class A Common Stock of the Company or forfeited, in either case pursuant to the JGWPT Holdings LLC Agreement, then the Voting Trust Certificates corresponding to the Shares relating to the JGWPT Holdings LLC Common Interests so exchanged or forfeited shall be transferred by the Trustees to the Company for cancellation, and (a) if there be a Global Certificate, a portion of the Shares represented by the Global Certificate shall be transferred by the Trustees to the Company for redemption and cancellation; (b) if there be new certificates representing Shares, such certificates shall be transferred by the Trustees to the Company for redemption and cancellation; and (c) if there be uncertificated Shares, the Trustees shall direct the Company to cancel such Shares.

3.                  Limitations on Transferability of Voting Trust Certificates. Notwithstanding any other provision of this Agreement to the contrary, each Voting Trust Certificate shall be subject to the restrictions against sale or other transfer that are and would be applicable to the particular shares of Class B Common Stock represented by such Voting Trust Certificate if such shares of Class B Common Stock were held of record by the holder of such Voting Trust Certificate and had not been deposited with the Trustees hereunder, including, but not limited to, transfer restrictions imposed by the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the JGWPT Holdings LLC Agreement.

4.                  Dividends; Changes in Shares (a) In the event that the Trustees shall receive any dividends or other distributions (other than additional shares of Class B Common Stock through a stock dividend or stock split) with respect to the shares of Class B Common Stock held by them hereunder, they shall promptly pay the amount thereof received by them to each holder of the Voting Trust Certificates in proportion to such holder’s respective interests, less such holder’s pro rata share of any tax or other governmental charge in connection therewith; provided, however, that the Trustees may, by notice to the Company, instruct the Company to pay such dividends directly to the holders of the Voting Trust Certificates entitled thereto. If the Trustees shall receive any shares of Class B Common Stock as a dividend upon or in exchange for any shares of Class B Common Stock held by them hereunder, the Trustees shall hold such shares in accordance with the terms of this Agreement and shall issue Voting Trust Certificates representing such shares or fractional shares to the holders of the then outstanding Voting Trust Certificates in proportion to their respective interests. If any dividend or distribution in respect of shares of Class B Common Stock held hereunder shall be paid other than in cash or Class B Common Stock, the Trustees shall distribute such dividend, in kind, to the holders of the Voting Trust Certificates in proportion to their respective interests.

(b)               If the Company shall change the number or par value of the shares of Class B Common Stock held by the Trustees under this Agreement, the Trustees shall issue to the holders of the then outstanding Voting Trust Certificates additional or other Voting Trust Certificates (upon presentation or surrender of those outstanding, if the Trustees so require) so that the outstanding Voting Trust Certificates shall at all times correctly reflect the number of shares of Class B Common Stock held pursuant to this Agreement.

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5.                  Replacement of Mutilated, Lost or Stolen Voting Trust Certificates. In case any Voting Trust Certificate shall become mutilated or be destroyed, lost or stolen, the holder thereof shall immediately notify the Trustees, which may, in their discretion, issue and deliver to such holder a new Voting Trust Certificate of like tenor and denomination in exchange for and upon cancellation of the Voting Trust Certificate so mutilated, or in substitution for the Voting Trust Certificate so destroyed, lost or stolen. The applicant for such substituted Voting Trust Certificate shall furnish proof satisfactory to the Trustees of such destruction, loss or theft, and shall also furnish indemnity reasonably satisfactory to the Trustees and shall comply with such other reasonable regulations and pay such reasonable charges as the Trustees may require.

6.                  Holders of Voting Trust Certificates Bound. Every registered holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound hereby with the same force and effect as if such holder or bearer had executed this Agreement.

7.                  Trustees. (a) The Trustees executing this Agreement (i) acknowledge receipt or possession of the certificates representing the shares of Class B Common Stock deposited herewith as set forth in Section 1(a) hereof, (ii) accept the trust hereby created in accordance with all of the terms and conditions contained herein and (iii) agree that such Trustees shall exercise the powers and perform the duties of the Trustees as herein set forth according to the Trustees’ best judgment.

(b)               The Trustees may purchase, sell, own or hold shares of Class B Common Stock and Voting Trust Certificates in accordance with this Agreement, the Certificate of Incorporation and the JGWPT Holdings LLC Agreement and may contract with and be compensated by the Company or any affiliated corporation or be or become pecuniarily interested in any matter or transaction to which the Company or any affiliated corporation may be a party or with which the Company may in any way be concerned, as fully and freely as if the Trustees were not the Trustees.

(c)                JLL shall be permitted to transfer its rights and obligations as Trustee under this Agreement to any Affiliate or to a Permitted Transferee (as such terms are defined in the JGWPT Holdings LLC Agreement). Any successor Trustee appointed pursuant to this Section 7(c) shall have the same powers and obligations as an original Trustee and shall be subject to all of the terms and conditions of this Agreement, with like effect as though such successor were an original party hereto, and any reference herein to the Trustee shall be deemed to include such successor Trustee.

(d)               Notwithstanding the foregoing, each Trustee shall automatically cease to be a Trustee under this Agreement at such time as such Trustee no longer beneficially owns any shares of Class B Common Stock, whereupon all powers, rights, and obligations of such Trustee under this Agreement shall terminate.

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(e)                Every registered holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof severally agrees to waive, and by such act does waive, any and all claims of every kind and nature that hereafter each such holder or bearer may have against the Trustees and agrees to release, and by such act does release, the Trustees and their successors and assigns from any liability whatsoever arising out of or in connection with the exercise of their powers or the performance of their duties hereunder, except for the willful misconduct or gross negligence of the Trustees.

(f)                The Trustees agree to serve without compensation. The Company shall pay all reasonable expenses of the Trustees, including counsel fees, and shall discharge all liabilities incurred by them in connection with the exercise of their powers and the performance of their duties under this Agreement. The Company shall also defend, indemnify and hold the Trustees harmless from and against any and all claims and liabilities in connection with or arising out of the administration of the trust created by this Agreement or the exercise of any powers or the performance of any duties by them as herein provided or contemplated, except such as shall arise from the willful misconduct or gross negligence of the Trustees.

8.                  Voting of Shares.

(a)                For so long as this Agreement remains in effect, the Trustees shall be entitled, pursuant to the terms of this Agreement, to exercise all rights and powers to vote the shares of Class B Common Stock held by the Trustees hereunder, including the giving of consents and the granting of proxies in respect thereof, with respect to any lawful corporate action, whether or not in the ordinary course of business, and no holder of Voting Trust Certificates shall in such capacity have any rights or powers to vote such shares of Class B Common Stock or to give consents with respect to or grant proxies in respect thereof or otherwise take part in any corporate action. The Trustees shall vote the shares of Class B Common Stock subject to the Voting Trust in the same proportion as the Trustees vote the shares of Class A Common Stock and Class B Common Stock held by the Trustees.

(b)               All questions arising among the Trustees, other than the exercise of voting power subject to Section 8(a) hereof, shall from time to time be determined by the affirmative vote of the Trustees holding at least a majority of the shares of Class B Common Stock beneficially owned by those then holding office as Trustees, either at a meeting or by written consent without a meeting. The decision or act of a majority of the Trustees holding such shares under this Section 8(b) shall be deemed the decision or act of all of the Trustees.

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9.                  Dissolution and Liquidation. (a) Upon any dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, including any Sale Transaction (as such term is defined in the JGWPT Holdings LLC Agreement), the Trustees shall give immediate notice thereof to the holders of the Voting Trust Certificates, and shall receive the assets to which each such holder is entitled upon such dissolution, liquidation or Sale Transaction, and shall distribute such assets, less the amount of the expenses of the Trustees, to the holders of the Voting Trust Certificates in proportion to their respective interests as shown by the books of the Trustees as of the close of business on the date fixed by the Company for the taking of a record to determine the holders of shares of Common Stock entitled to receive such assets, provided that, in the event of any such dissolution or liquidation of the Company or Sale Transaction, at any time within sixty (60) days after the date thereof, the Trustees may deposit the assets so received, less the amount of the expenses of the Trustees, with a bank, trust company or savings bank located in New York, New York and satisfactory to the Trustees, in trust for the holders of such Voting Trust Certificates, with authority and instructions to distribute the balance among the holders of Voting Trust Certificates entitled thereto, upon surrender of such certificates, and upon such deposit all further obligations or liability of the Trustees with respect to the distribution of such assets shall cease.

(b)               In the event of the dissolution or total liquidation of the Company or any Sale Transaction, this Agreement shall terminate and the holders of Voting Trust Certificates shall have no further rights hereunder, except the right to receive their respective portions of the assets received pursuant to Section 9(a) hereof.

10.              Termination and Amendment. (a) Unless earlier terminated by operation of applicable law, this Agreement shall terminate immediately upon the written agreement of the Company and the Trustees.

(b)               Upon termination of this Agreement, the Trustees, in exchange for or upon surrender of any Voting Trust Certificates then outstanding, shall, in accordance with the terms thereof and out of the certificates for the shares of Class B Common Stock held by them hereunder, deliver to the holders of Voting Trust Certificates shares of Class B Common Stock representing the same number of shares represented by such Voting Trust Certificates (and any other securities, cash or property received in respect of such shares, or into which such shares have been converted or exchanged), and thereupon all liability of the Trustees for delivery of such certificates shall terminate. The Trustees may require the holders of Voting Trust Certificates so to exchange their Voting Trust Certificates for certificates representing shares of Class B Common Stock, and if such certificates are registered in the name of the Trustees, the Company shall issue new certificates therefor to and in the name of such holder upon surrender of the certificates for such shares registered in the name of the Trustees.

(c)                This Agreement may be amended, modified or supplemented at any time and from time to time by the written agreement of the Company and the Trustees.

11.              Books and Records. The Trustees shall keep, or cause to be kept, in the office of the Company, a record of the registered holders of the Voting Trust Certificates and such other books and records as they shall be required to maintain by law.

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12.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the party to whom it is directed:

If to the Company, at the following address:

JGWPT Holdings Inc.

201 King of Prussia Road, Suite 501

Radnor, PA 19087-5148

Attn: Stephen Kirkwood, Esq.

Telephone: (484) 434-2350

Fax: (855) 285-5089

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 N. King Street

Wilmington, Delaware 19801

Attn: Steven J. Daniels, Esq.

Telephone: (302) 651-3240

Fax: (302) 552-3240

and

Reed Smith LLP

1650 Market Street, Suite 2500

Philadelphia, Pennsylvania 19103

Attn: Lori L. Lasher, Esq.

Telephone: (215) 851-8136

Fax: (215) 851-1420

If to the Trustees, at the following address:

JGW Holdco, LLC

JLL JGW Distribution, LLC

c/o JLL Partners, Inc.

450 Lexington Avenue

31st Floor

New York, New York 10017

Attn.: Frank J. Rodriguez

Telephone: (212) 210-9300

Fax: (212) 286-8626

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with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 N. King Street

Wilmington, Delaware 19801

Attn: Steven J. Daniels, Esq.

Telephone: (302) 651-3240

Fax: (302) 552-3240

and

Reed Smith LLP

1650 Market Street

Philadelphia, Pennsylvania 19103

Attn: Lori L. Lasher, Esq.

Telephone: (215) 851-8136

Fax: (215) 851-1420

and if to the holders of Voting Trust Certificates at the addresses furnished by them to the Trustees.

13.              Filing. The Trustees shall cause a copy of this Agreement, and any amendments hereto, to be filed in the registered office of the Company in the State of Delaware for inspection by any stockholder of the Company or any holder of any beneficial interest hereunder, and by the agents of either, in such manner and upon such conditions as the books of the Company are open to inspection by a stockholder of the Company.

14.              Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of each of the parties hereto.

15.              Consent to Reorganization; Power of Attorney. Each Stockholder hereby (i) ratifies the actions of the Trustees, in their capacity as members of JGWPT Holdings LLC, in connection with the merger of JGWPT Holdings, LLC with and into Wentworth Financial LLC (the “Merger”), with Wentworth Financial LLC being the surviving entity and being renamed as JGWPT Holdings, LLC (the “Surviving Entity”), the related amendment and restatement of the limited liability company agreement of the Surviving Entity to read in its entirety as set forth in the JGWPT Holdings LLC Agreement, and the conversion in the Merger of the limited liability company interests previously held by the Stockholders in JGWPT Holdings, LLC into “Common Interests” of the Surviving Entity; (ii) agrees to execute, acknowledge and deliver any further agreements, documents or instruments requested by JGWPT Holdings LLC (or any successor thereto) reasonably necessary or customary in connection with the matters referenced in the foregoing clause (i) and the issuance and sale by the Company of shares of Class A Common Stock, par value $0.00001 per share, of the Company in the initial public offering, the purchase of interests in JGWPT Holdings LLC with the proceeds therefrom, and all related transactions (collectively, the “Transactions”); and (iii) designates and appoints Paul S. Levy, Frank Rodriguez, Al Castaldi and Kevin Hammond, and each of them, as its true and lawful attorney and proxy, in its name, place and stead, to make, execute, sign and file such instruments, documents or certificates as may from time to time be required by the laws of the United States of America and the State of Delaware and any political subdivision thereof or any other state or political subdivision in which JGWPT Holdings LLC and the Company shall do business to carry out the Transactions and the transactions contemplated by this Agreement.

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16.              Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

17.              Severability. If any term or provision of this Agreement shall be held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18.              Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

19.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.              Integration. This Agreement, including the Exhibits hereto and the documents, schedules, certificates and instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. Except for those documents referred to in the immediately preceding sentence, this Agreement supersedes all prior agreements, arrangements and understandings of the parties with respect to such transactions.

21.              Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

22.              Additional Stockholders. Any person owning shares of Class B Common Stock who is required to become a party to this Agreement after the date hereof shall do so by executing a joinder to this Agreement in the form attached hereto as Exhibit B.

23.              Construction. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF the respective parties have caused this Agreement to be executed as of the date first above written.

JGWPT HOLDINGS INC.

By:
Name:
Title:

JGWPT HOLDINGS, LLC

By:
Name:
Title:

JGW HOLDCO, LLC, as Trustee

By:
Name:
Title:

JLL JGW DISTRIBUTION, LLC, as Trustee

By:
Paul S. Levy
Authorized Person

David Miller, as Trustee

David Miller

RANDI K. SEllari, as Trustee

Randi K. Sellari

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[Management/Employee signatures]

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[Voting Trust Agreement Signature Page]

EXHIBIT A

JGWPT HOLDINGS INC.

VOTING TRUST CERTIFICATE

No. _____

______ Shares of Class B Common Stock

This certifies that _______________________ has deposited **                ** shares of Class B Common Stock of JGWPT Holdings Inc., a Delaware corporation (the “Company”), with the undersigned Trustees under a Voting Trust Agreement, dated as of ________, 2013, by and among the Trustees, the Company and certain stockholders of the Company (as amended, the “Agreement”).

This certificate, and the interest represented hereby, are transferable only on the books of the Trustees upon the presentation and surrender hereof.

The holder of this certificate takes the same subject to all the terms and conditions of the Agreement and is entitled to the benefits thereof.

IN WITNESS WHEREOF, the Trustees have caused this certificate to be signed as of this [ ] day of ______, 2013.

By:__________________________________

as Trustee

NEITHER THIS CERTIFICATE NOR THE COMMON STOCK OF JGWPT HOLDINGS INC. TO WHICH THIS CERTIFICATE RELATES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND NEITHER THIS CERTIFICATE NOR THE BENEFICIAL INTEREST IN THE COMMON STOCK TO WHICH THIS CERTIFICATE RELATES MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO SUCH ACT OR SUCH LAWS OR UNLESS EXEMPTIONS FROM SUCH REGISTRATION ARE THEN AVAILABLE.

SALE, ASSIGNMENT, PLEDGE OR OTHER TRANSFER OF THIS VOTING TRUST CERTIFICATE AND THE SHARES OF COMMON STOCK OF JGWPT HOLDINGS INC. REPRESENTED THEREBY IS RESTRICTED BY THE TERMS OF THE VOTING TRUST AGREEMENT, DATED AS OF _______, 2013, COPIES OF WHICH MAY BE EXAMINED AT JGWPT HOLDINGS INC.’S PRINCIPAL EXECUTIVE OFFICES AT 201 King of Prussia Road, Radnor, PA 19087-5148.

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EXHIBIT B

FORM OF JOINDER

TO

VOTING TRUST AGREEMENT

The undersigned hereby consents and agrees (a) to be bound by the terms and conditions of the Voting Trust Agreement, dated as of _________, 2013, as such agreement may be amended from time to time, by and among JGWPT Holdings Inc., JLL JGW Distribution, LLC, JGW Holdco, LLC, David Miller, Randi K. Sellari, and the stockholders named therein (the “Voting Trust Agreement”) and (b) that the undersigned shall be considered a “Stockholder” of JGWPT Holdings Inc. for purposes of the Voting Trust Agreement.

By:______________________________

Name:

Date:_________________

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